Exhibit 5.2

401 9th Street N.W.
Suite 900
Washington, DC 20004-2128
(202) 585-8000
Fax:  (202) 585-8080

August 22, 2011

SGOCO Group, Ltd.
Guanke Technology Park, Luoshan
Jinjiang City, Fujian, China 362200

RE:	Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel to SGOCO Group, Ltd., a Cayman Islands corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-3 (the “Registration Statement”), which includes a form of prospectus (the “Prospectus”), with respect to the issuance by the Company of:  (i) up to 1,175,787 ordinary shares in the Company, with a par value of $0.001, of which (a) 598,850 are issuable upon the exercise of outstanding warrants originally issued in an initial public offering by Hambrecht Asia Acquisition Corp. (“Hambrecht Asia”), the Company’s immediate predecessor, pursuant to a prospectus dated March 7, 2008, (b) 280,000 are issuable upon the exercise of the unit purchase option (the “Unit Purchase Option”), issued by Hambrecht Asia to the representatives of the underwriters in Hambrecht Asia’s initial public offering, each unit underlying the Unit Purchase Option (each, a “Unit”) consisting of one ordinary share in the Company (the “Unit Shares”), with a par value of $0.001, and one warrant (“UPO Warrant”) to purchase one ordinary share in the Company, with a par value of $0.001, at an exercise price of $10.00 per Unit, (c) 280,000 are issuable upon the exercise of the UPO Warrants included in the Units issuable upon exercise of the Unit Purchase Option (the “UPO Warrant Shares”), and (d) 16,937 are issuable upon exercise of the warrants issued by the Company to the underwriters’ representative in its December 2010 public offering of ordinary shares; and (ii) up to 280,000 UPO Warrants.

In rendering the opinions set forth herein, we have examined and relied upon originals or copies of such agreements, documents, certificates and records of the Company that we deemed necessary and relevant for the purpose of expressing the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

We are admitted to the Bar in the State of New York.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

SGOCO Group, Ltd.
August 22, 2011

In rendering our opinions below, we have assumed that: (i) the Warrant Agent, Continental Stock Transfer & Trust Company (“Continental”), is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Warrant Agreement (as defined below); (ii) the Warrant Agreement, dated as of March 7, 2008, and Amendment No. 1 thereto dated March 12, 2010, between Continental and Hambrecht Asia (the “Warrant Agreement”) has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Continental, enforceable against Continental in accordance with its terms; (iii) Continental had and has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement; (iv) the Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and (v) the Company has all requisite corporate power and authority to authorize the performance of its obligations under the UPO Warrants, and has duly authorized such performance.

Based on the foregoing, we are of the opinion that the UPO Warrants, when issued in accordance with the terms of the Unit Purchase Option and the Registration Statement, will constitute the valid and binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms.

The foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (d) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, or (iv) conscionability or other provisions that might violate public policy; and (e) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any indemnification or arbitration provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated.  This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Nixon Peabody LLP